Exhibit 10.1

Execution Version

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LOAN AGREEMENT

between

LIVEDEAL, INC., a Nevada corporation
LOCAL MARKETING EXPERTS, INC.
VELOCITY MARKETING CONCEPTS, INC.
247 MARKETING, LLC
TELCO BILLING, INC.
TELCO OF CANADA, INC.
and
LIVEDEAL, INC., a California corporation
 (as Borrowers)

and

EVEREST GROUP LLC
(as Lender)

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Dated: May 13, 2011

Execution Version

LOAN AGREEMENT

This LOAN AGREEMENT is made this 13th day of May, 2011, by and among LiveDeal, Inc. a Nevada corporation, formerly known as YP Corp. ("LiveDeal"), Local Marketing Experts, Inc., a Nevada corporation ("Local"), Velocity Marketing Concepts, Inc., a Nevada corporation ("Velocity"), 247 Marketing, LLC a Nevada limited liability company ("247"), Telco Billing, Inc., a Nevada corporation ("Telco Billing"), Telco of Canada, Inc. a Nevada corporation("Telco Canada") and LiveDeal, Inc., a California corporation ("LiveDeal California"), (each of LiveDeal, Local, Velocity, 247, Telco Billing, Telco Canada and LiveDeal California is a "Borrower" and collectively the "Borrowers"), and Everest Group LLC, a Nevada limited liability company ("Lender").

WITNESSETH:

WHEREAS, the Borrowers have requested Lender extend a one million dollar ($1,000,000) loan to the Borrowers, the proceeds of which will be used by the Borrowers for general corporate purposes and provide the Borrowers with working capital; and

WHEREAS, Lender is willing to extend the loan on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of Lender making the loan to the Borrowers as herein provided, the premises set forth above, which are incorporated herein by this reference and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.           DEFINITIONS.  As used herein, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

1.1.           "Affiliate" shall mean any Person which, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with, any other Person.  For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or other equity interests, by contract or otherwise.

1.2.           "Agreement" shall mean this Loan Agreement dated May 13, 2011 between the Borrowers and Lender.

1.3.           "Authenticate" shall mean to sign or to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intent of the authenticating person to identify the person and adopt or accept a Record.

1.4.           "Banking Day" shall mean any day other than a Saturday or Sunday on which commercial banks in Nevada are generally open for business.

1.5.           "Borrower" or "Borrowers" shall have the meaning given to such terms in the opening paragraph of this Agreement.

1.6.           "Capital Interests" shall mean any and all shares, interests, participations or other equivalents (however designated) of each Borrower at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital interests (but excluding any debt security that is exchangeable for or convertible into such capital interests).

1.7.           "Change of Control" shall be deemed to have occurred if either (i) LiveDeal ceases to own 100% of the Capital Interests of each of the other Borrowers; (ii) a change in the Articles of Incorporation or Bylaws of LiveDeal which causes Control of LiveDeal or the Persons which own or control LiveDeal to reside in an unaffiliated third Person; (iii) the sale, assignment, pledge, gift, or other transfer of all or substantially all of the business and/or assets of Borrowers to an unaffiliated third Person; (iv) the merger or consolidation of any Borrower if the surviving, successor corporation is not controlled by LiveDeal's current owners; or (v) the sale of a majority of the shares of voting stock of any Borrower to an unaffiliated third Person.

1.8.           "Code" shall mean the Internal Revenue Code of the United States.

1.9.           "Collateral" shall mean (i) all of the Property and interests in such Property and (ii) all other property of the Borrowers, in each case, that secures the payment and performance of any of the Obligations pursuant to any of the Loan Documents or otherwise.

1.10.         "Control" means having the power to direct the affairs of an entity by reason of: (i) having the power to elect or appoint, through ownership, membership, or otherwise, either directly or indirectly, fifty percent (50%) or more of the governing body of the entity; (ii) owning or controlling the right to vote fifty percent (50%) or more of the shares of voting stock or other voting interest of the entity; or (iii) having the right to direct the general management of the affairs of the entity by contract or otherwise.

1.11.         "Deposit Account" shall have the meaning given to such term in the General Security Agreement.

1.12.         "Environment" shall mean any water or water vapor, any land surface or subsurface, air, fish, wildlife, biota and all other natural resources.

1.13.         "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto

1.14.         "Equipment" shall have the meaning given to such term in the General Security Agreement.

1.15.         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.16.         "Events of Default" shall have the meaning given to such term in Article 11 of this Agreement.

1.17.         "Fiscal Year" shall mean a year of 365 or 366 days, as the case may be, ending on last day of December of any calendar year.

1.18.         "Funded Debt" of any Person shall mean, without duplication, all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than accrued expenses, and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument.

1.19.         "GAAP" shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practice of the Borrowers, except for changes mandated or permitted to be adopted by the Financial Accounting Standards Board or any similar accounting authority of comparable standing.  Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

1.20.         "General Security Agreement" shall mean the General Security Agreement substantially in the form attached hereto as Exhibit A, dated the date hereof and executed and delivered by Borrowers to Lender, as the same may be amended, modified or supplemented from time to time.

1.21.         "Governmental Rules" shall have the meaning given to such term in Section 4.23 of this Agreement.

1.22.         "Hazardous Substances" shall mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the Environment when improperly used, treated, disposed of, generated, manufactured, transported or otherwise handled, and includes, without limitation, any and all hazardous or toxic substances or materials, as defined or listed under any of the Environmental Laws, and petroleum and its byproducts.

1.23.         "Indebtedness" shall mean and include all obligations for borrowed money of any kind or nature, including Funded Debt, contingent obligations under guaranties or letters of credit and all obligations for the acquisition of any fixed asset, including capitalized leases or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same is payable, and the Obligations.

1.24.         "Inventory" shall have the meaning given to such term in the UCC.

1.25.         "Knowledge of the Borrowers" shall mean the knowledge of any officer or executive of the Borrowers.

1.26.         "Lender" shall have the meaning given to such term in the opening paragraph of this Agreement.

1.27.         "Lien" shall mean any deed of trust, mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other) or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.  For the avoidance of doubt, a license of intellectual property shall not be deemed a "Lien" hereunder.

1.28.         "Loan Documents" shall have the meaning given to such term in Section 9 of this Agreement.

1.29.         "Loan" shall mean the loan made by Lender under this Agreement.

1.30.         "Material Adverse Effect" shall mean any material adverse effect on (i) the business, assets, operations or financial condition, of the Borrowers (taken as a whole), (ii) the ability of the Borrowers (taken as a whole) to pay or perform the Obligations in accordance with their terms, (iii) the value, collectability or salability of the Collateral taken as a whole or the perfection or priority of Lender's Liens on the Collateral, (iv) the validity or enforceability of this Agreement or any of the Loan Documents or (v) the practical realization of the benefits, rights and remedies inuring to Lender under this Agreement and the other Loan Documents.

1.31.         "Note" shall mean the Promissory Note substantially in the form attached hereto as Exhibit B, dated the date hereof and executed and delivered by the Borrowers to Lender, as the same may be amended, modified or supplemented from time to time.

1.32.         "Obligations" shall mean and include all loans (including the Loan), advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, under or in connection with this Agreement or any other Loan Documents, whether direct or indirect, absolute or contingent, due or to become due, now due or hereafter arising and howsoever acquired including, without limitation, all interest, charges, expenses, fees, reasonable out of pocket attorney's fees and expenses and any other sum chargeable to the Borrowers under this Agreement or the other Loan Documents.

1.33.         "Origination Fee" shall mean twenty thousand dollars ($20,000).

1.34.         ""Person" shall mean an individual, partnership, limited liability company, limited liability partnership, corporation, joint venture, joint stock company, land trust, business trust or unincorporated organization, or a government or agency or political subdivision thereof.

1.35.         "Plan" shall mean an employee benefit plan or other plan now or hereafter maintained for employees of the Borrowers or any subsidiary of the Borrowers and covered by Title IV of ERISA, other than any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

1.36.         "Prepayment Fee" shall mean an amount equal to the present values (using a 5% discount rate) of prospective payments of interest which, without the full or partial prepayment of the Loan, could otherwise have been received by the Lender over the remaining contractual life of the Note.

1.37.         "Proceeds" shall have the meaning given to such term in the UCC.

1.38.         "Property" shall have the meaning given to such term in the General Security Agreement.

1.39.         "Rate" shall have the meaning given to such term in Section 3.1 of this Agreement.

1.40.         "Receivables" shall have the meaning given to the term "Accounts" in the General Security Agreement.

1.41.         "Record" shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.  If Lender so specifies with respect to a particular type of Record, that type of Record shall be signed or otherwise Authenticated by the Borrowers.

1.42.         "Securities Account" shall have the meaning given to such term in the UCC.

1.43.         "Solvent" shall mean when used with respect to any Person, that such Person (i) owns property the fair value of which is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) owns property the present fair salable value of which is greater than the amount that will be required to pay the probable liabilities of such Person on its then existing Indebtedness as such become absolute and matured, (iii) is able to pay all of its Indebtedness as such Indebtedness matures and (iv) has capital sufficient to carry on its then existing business.

1.44.         "Termination Date" shall have the meaning given to such term in Section 2.4 of this Agreement.

1.45.         "UCC" means the Uniform Commercial Code as in effect from time to time.

2.           THE LOAN.

2.1.           Loan.  Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Event of Default shall have occurred, Lender shall make a Loan to the Borrowers on their request in an aggregate amount not to exceed one million dollars ($1,000,000).  Subject to the limitations set forth in this Agreement, the Borrowers may repay Loan without any premium or penalty.

2.2.           Manner of Borrowing.  Provided that the Borrowers shall have satisfied all conditions precedent set forth in Article 9 of this Agreement, Lender shall make the Loan to the Borrowers in the full amount of the Loan in immediately available funds for credit to such account as LiveDeal specifies in writing to Lender.

2.3.           Evidence of the Borrowers' Obligations.  The Borrowers' obligation to pay the principal of, and interest on, the Loan made to the Borrowers shall be evidenced by the Note executed by the Borrowers and delivered to Lender.  The Loan made under the Note and the status of all amounts evidenced by the Note as constituting a Loan shall be recorded by Lender on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status so recorded or endorsed by Lender shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon and the status of the Loan evidenced thereby; provided that the failure of Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrowers to repay the principal amount of the Note together with accrued interest thereon.  Prior to any negotiation of the Note, Lender shall record on a schedule thereto the status of all amounts evidenced thereby as constituting a Loan under the Note.

2.4.           Term of the Agreement; Extension; Payment on Termination Date.  The Agreement shall be for a term (the "Term") commencing on the date hereof and ending on the earliest to occur of (i) 364 days from the date hereof, (ii) the date, if any, on which Lender terminates this Agreement pursuant to Section 11 of this Agreement and (iii) the date, if any, ten (10) days after any Borrower provides notice to Lender terminating this Agreement; provided, however, such term may be extended for additional period of months upon the mutual agreement (in each party's sole and absolute discretion) in writing by all parties (the "Termination Date").  Notwithstanding anything herein to the contrary, the Obligations shall be due and payable in full on the Termination Date.

2.5.           Security.  All Obligations of the Borrowers hereunder and under the Loan Documents, including, without limitation, the Borrowers' obligation to make payments of principal and interest on the Note, shall be secured by Liens on the Collateral, as more specifically described in the Loan Documents.

2.6.           Substitution and Addition to Collateral.  If the Lender has first consented thereto (which consent shall be in Lender's sole and absolute discretion) in an Authenticated Record, from time to time the Borrowers may substitute, add and obtain the release of certain Collateral securing the Obligations.  At the time of making any request for Lender's consent, the Borrowers shall satisfy the conditions precedent in Article 9 of this Agreement with respect to any substituted or added Collateral.

3.           PAYMENTS.

3.1.           Interest Payments.  During the Term, the Borrowers shall pay interest monthly, in arrears, on the first day of each calendar month, or if such day is not a Business day, the next succeeding Business Day, commencing June 1, 2011, on the unpaid principal amount of the Loan outstanding during the previous calendar month at the rate equal to eighteen percent (18%) per annum (the "Rate").  Any accrued interest remaining past due for thirty (30) days or more shall be added to and become part of the unpaid principal balance and shall bear interest at the rates specified in this Agreement.  In no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

3.2.           Principal Payments.  Commencing November 1, 2011, and on the first day of each subsequent calendar month, Borrowers shall make monthly installment payments of principal on the Loan in the amount of fifty thousand dollars ($50,000) per month.  The balance of principal of the Loan and all accrued and unpaid interest shall be due and payable on the Termination Date.

3.3.           Prepayment and Prepayment Fee.  The unpaid principal amount of the Loan may not be prepaid, in full or in part, without the consent of Lender during the first six (6) months of the Term.  From and after November 1, 2011, upon the payment to Lender of the Prepayment Fee, any Borrower may (in its sole discretion) prepay all or any portion of the unpaid principal amount of the Loan prior to the Termination Date.

3.4.           Computation of Interest and Fees.  All interest and fees under this Agreement shall be computed on the basis of a year consisting of three hundred sixty (360) days for the number of days actually elapsed.

3.5.           Manner of Payments.  All payments with respect to the Obligations shall be made by Borrowers to Lender at 11144 Mockingbird Dr., Omaha, NE 68137, Attn: Vinod Gupta, without any defense, offset or counterclaim of any kind.  Whenever any payment to be made shall otherwise be due on a day that is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall be included in computing interest in connection with any such payment.

3.6.           Default Fees.   Upon the occurrence of an Event of Default, including failure to pay upon final maturity, in addition to any other payments due and payable with respect to the Obligations under this Agreement, Borrowers shall pay to Lender an additional charge of twenty thousand dollars ($20,000) or the highest additional charge permitted by law, whichever is less, in cash.  Collection of such late payment fee shall not be deemed a waiver of Lender's right to declare a default hereunder.

3.7.           APPLICATION OF PROCEEDS.  The proceeds of the Loan shall be used solely by the Borrowers to fund working capital needs of any Borrower and for general corporate purposes of any Borrower.

4.           REPRESENTATIONS AND WARRANTIES.  In order to induce Lender to make the Loan, the Borrowers, jointly and severally, make the following representations and warranties to Lender:

4.1.           Organization; Power and Qualifications.  Each of LiveDeal, Local, Telco Canada, Velocity and Telco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  247 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.  LiveDeal California is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Each Borrower has all requisite corporate or company power to own its respective properties and conduct its respective business as now conducted.  Each Borrower is qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

4.2.           Name and Address.  Except as set forth on Schedule 4.2 attached hereto, during the preceding five (5) years, no Borrower has been known by any other corporate, limited liability company or fictitious name.  Each Borrower's principal office on the date hereof is at the address set forth in Section 14.3 of this Agreement.

4.3.           Capitalization.  On the date hereof, all of the issued Capital Interests of each of Local, Velocity, 247, Telco, Telco Canada and LiveDeal California are issued to and owned by LiveDeal.  LiveDeal has no Subsidiaries other than the other Borrowers.  With the exception of the Subsidiaries of LiveDeal noted in the first sentence of this Section 4.3, no Borrower has any Subsidiaries as of the date hereof.

4.4.           Legally Enforceable Agreement.  The execution, delivery and performance of this Agreement, each and all of the other Loan Documents and each and all other instruments and documents to be delivered by the Borrowers pursuant to this Agreement and the creation of all Liens are within the Borrowers' corporate or limited liability company power, have been duly authorized by all necessary or proper action, are not in contravention of any agreement or indenture to which any Borrower, as applicable, is a party or by which it is bound, or of the articles of incorporation, bylaws, certificate of organization, operating agreement, or other organizational document, as the case may be, of any Borrower, are not in contravention of any provision of law and the same do not require the consent or approval of any governmental body, agency, authority or any other Person which has not been obtained and a copy thereof furnished to Lender.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of each Borrower party thereto, enforceable against each such Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

4.5.           Solvent Financial Condition.  On a combined basis, Borrowers are Solvent.

4.6.           Financial Statements.  The audited financial statements of Borrowers for the periods ending December 31, 2010 and December 31, 2009, respectively, and the internally prepared, unaudited, financial statements of Borrowers dated as of January 31, 2011, February 28, 2011 and March 31, 2011, fairly present, in all material respects, the financial condition and results of operations for the periods covered thereby.  There has been no Material Adverse Effect since December 31, 2010.  Borrowers acknowledge and agree that Lender is relying on such financial statements in making the Loan.  Borrowers have no contingent liabilities (including liabilities for taxes) and no unrealized or unanticipated losses from any unfavorable commitments, in each case which were required to be disclosed in such financial statements in accordance with GAAP but which were not disclosed.

4.7.           Joint Ventures.  Except as set forth on Schedule 4.7 attached hereto, no Borrower is engaged in a joint venture or partnership with any other Person (other than another Borrower) as of the date hereof.

4.8.           Real Estate.  Attached hereto as Schedule 4.8 is a list showing all real estate owned and/or leased by each Borrower, and if leased, the correct name of the parties to such lease and the date of such lease.

4.9.           Patents, Trademarks, Copyrights and Licenses.  Each Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present conduct of its business and, to the Borrower's Knowledge, without any conflict with the rights of others.

4.10.         Existing Business Relationship.  There exists no actual or threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any Borrower with any supplier, customer or group of customers which, individually or in the aggregate, would have a Material Adverse Effect.

4.11.         Investment Company Act; Federal Reserve Board Regulations.  No Borrower is required to be registered as an "investment company", as such term is defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§80(a)(1), et seq.).  No Borrower owns any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of the Loan made pursuant to this Agreement will be used only for the purposes contemplated under this Agreement.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute any of the Loan under this Agreement as "purpose credit" within the meaning of said Regulation U or Regulations T or X of the Federal Reserve Board.  No Borrower will take, or authorize any agent acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

4.12.           Tax Returns. Each Borrower has filed all tax returns (federal, state or local) required to be filed and paid all taxes shown thereon to be due including interest and penalties, except to the extent such taxes are being contested in good faith, or has provided adequate reserves therefor.  To the Knowledge of the Borrowers, no assessments have been made against any Borrower by any taxing authority nor has any penalty or deficiency been made by any such authority.  To the Knowledge of the Borrowers, no federal income tax return of any Borrower is being examined on the date hereof by the Internal Revenue Service nor are the results of any prior examination by the Internal Revenue Service or any state or local tax authority being contested on the date hereof by any Borrower.

4.13.           Litigation.  Except as set forth on Schedule 4.13, no action or proceeding is now pending or threatened in writing against any Borrower, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of the federal or state government or of any municipal government or any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, in any case, would, individually or in the aggregate, have a Material Adverse Effect and neither no Borrower has accepted liability for any such action or proceeding.  There is no proceeding pending before any governmental agency (federal, state or local) and, to the Knowledge of the Borrowers, no investigation has been commenced before any such governmental agency the effect of which, if adversely decided, would, individually or in the aggregate, have a Material Adverse Effect.

4.14.         Receivables Locations.  Attached hereto as Schedule 4.14 is a list showing all places at which each Borrower maintains records relating to Receivables on the date hereof.

4.15.         Inventory Locations.  Attached hereto as Schedule 4.15 is a list showing all places at which each Borrower maintains Inventory on the date hereof.  Such list indicates whether the premises are owned or leased by each Borrower or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

4.16.         Equipment Locations.  Attached hereto as Schedule 4.16 is a list showing all places at which each Borrower's Equipment is located on the date hereof.  Such list indicates whether the premises are owned or leased by each Borrower or whether the premises are the premises of a warehouseman or other third party, and if owned by a third party, the name and address of such third party.

4.17.         Title/Liens.  The Borrowers have good and valid title to the Collateral.  There are no existing Liens on any Collateral, except for Liens permitted by Section 8.5 of this Agreement.

4.18.         Existing Indebtedness.  No Borrower has existing Indebtedness, except for Indebtedness set forth in Schedule 4.18 or permitted by Section 8.1 of this Agreement.

4.19.         ERISA Matters.  No Borrower sponsors any Plan.  Except as would not have a Material Adverse Effect, no Borrower has an obligation to contribute to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

4.20.         O.S.H.A.  Each Borrower has duly complied with, and its facilities, business, leaseholds, Equipment and other Property are in compliance in all respects with, the provisions of the Occupational Safety and Health Act and all rules and regulations thereunder and all similar state and local Governmental Rules, except for any failure to comply which would not have a Material Adverse Effect.  There are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its facilities, business, leaseholds, Equipment or other Property under any such Governmental Rules, which would, individually or in the aggregate, have a Material Adverse Effect.

4.21.         Labor Disputes.  There are no pending or threatened labor disputes which could have a Material Adverse Effect.

4.22.         Location of Bank and Securities Accounts.  Attached hereto as Schedule 4.22 is a complete and accurate list of all deposit, checking and other bank accounts (including Deposit Accounts), all securities and other accounts maintained with any broker dealer (including Securities Accounts) and all other similar accounts maintained by each Borrower on the date hereof, together with a description thereof.  Each of the accounts set forth on Schedule 4.22 to this Agreement is maintained with the corresponding financial institution indicated on Schedule 4.22.

4.23.         Compliance With Laws.  Each Borrower is in compliance with all federal, state and local governmental rules, ordinances and regulations ("Governmental Rules") applicable to its ownership or use of properties or the conduct of its business except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

4.24.         No Other Violations.  No Borrower is in violation of any term of its certificate of organization, operating agreement or other organizational document or agreement and no event or condition has occurred or is continuing which constitutes or results in (or would constitute or result in, with the giving of notice, lapse of time or other condition) a breach of, or a default under, any agreement, undertaking or instrument to which any Borrower is a party or by which any Borrower or any Collateral may be affected, or the imposition of any Lien on any Collateral in each case, which would have a Material Adverse Effect.

4.25.         Hazardous Substances.  There has not been, during the period of ownership of the Collateral by the Borrowers, nor is there now, any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances by any Person on, under or about any Collateral which would, individually or in the aggregate, have a Material Adverse Effect.  The Borrowers have no Knowledge of, or reason to believe, that there has been (i) a breach or violation of any Environmental Laws with respect to any of the Collateral or with respect to any Borrower, which would, individually or in the aggregate, have a Material Adverse Effect, (ii) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances by any prior owner under or about any Collateral which would, individually or in the aggregate, have a Material Adverse Effect or (iii) any actual or threatened litigation, claim, assessment or administrative proceeding of any nature relating to such matters

4.26.         Survival of Representations and Warranties.  The representations and warranties of each such Borrower contained in this Agreement or in any other Loan Document shall be true in all material respects at the time of each Borrower's execution of this Agreement and the other Loan Documents, and Lender's right to exercise any remedy under this Agreement based upon the breach of such representation or warranty shall survive the execution, delivery and acceptance hereof by Lender and the closing of the transactions described herein or related hereto until the Obligations are finally and irrevocably paid in full.

5.           FINANCIAL STATEMENTS AND INFORMATION; CERTAIN NOTICES TO LENDER.  So long as the Borrowers shall have any Obligations to Lender under this Agreement, the Borrowers shall deliver to Lender, or shall cause to be delivered to Lender:

5.1.           Annual Financial Statements.  Within one hundred (100) days after the close of each Fiscal Year of Borrowers beginning with the Fiscal Year ending on the last day of the preceding Fiscal Year, a complete copy of Borrowers' combined audited financial statements, prepared in accordance with GAAP, consisting of a balance sheet, statement of income, statement of stockholders' equity, statement of cash flow, and financial statement footnotes related thereto.

5.2.           Monthly Financial Statements and Projections.  Within fifteen (15) business days after the end of the month for the months commencing with the first full calendar month after the date hereof, a complete copy of internally prepared, unaudited combined financial statements of the Borrowers, prepared in accordance with GAAP, consisting of a balance sheet, statement of income, statement of stockholders' equity, statement of cash flows, capital expenditures, and financial statement footnotes related thereto.  Such monthly financial statements shall also include an updated projection of Borrowers' capital projects and expenditures with detail reasonably acceptable to Lender.

5.3.           Board of Directors Meetings.  Borrowers will provide Lender prompt notice of all meetings of the boards of directors of any Borrower and Lender’s designate representative shall have the right to observe such meetings solely in a non-voting, non-contributing capacity. Notwithstanding anything contained herein to the contrary, the board may, upon reasonable determination that the matters to be discussed are of a sensitive nature or subject to confidentiality provisions, exclude Lender from all or part of the meeting relating to such matter.  If a board excludes Lender from observing a meeting, or part thereof, Borrower will provide a reasonably detailed summary including matters considered and actions undertaken but excluding confidential information.

5.4.           Tax Returns. Within ten (10) days of filing, complete copies of each Borrower's federal and state income tax returns.

5.5.           Insurance.  Annually, within thirty (30) days of the renewal date of any insurance policy, evidence of insurance in form and content approved by Lender, which approval shall not be unreasonably withheld, and otherwise in compliance with Section 7.6 of this Agreement, together with a copy of the original insurance policy.

5.6.        Notice of Events of Default and Adverse Business Developments.  Promptly after becoming aware of the existence of an Event of Default or an adverse business development including, without limitation, the following:

(i)           any dispute that may arise between any Borrower and any governmental regulatory body or law enforcement authority, including any action relating to any tax liability of any Borrower, if any, which if adversely determined, would have, individually or in the aggregate, a Material Adverse Effect;

(ii)          any labor controversy resulting in or threatening to result in a strike or work stoppage against any Borrower;

(iii)         the maintenance of any portion of the Collateral with a value in excess of $10,000 at any place other than at Borrower's place of business or as permitted under this Agreement;

(iv)         any actual change of any Borrower's name, state of organization, or

(v)          can reasonably be expected to result in a Material Adverse Effect,

in each case, the appropriate Borrower will provide Lender with telephonic notice followed by notice in a Record specifying and describing the nature of such Event of Default or development, and the anticipated effect.

5.7.        Other Information.  Such other information respecting the financial condition of any Borrower or any Collateral, as Lender may from time to time reasonably request.

6.           ACCOUNTING.  Lender may account monthly to the Borrowers with respect to the amounts due in connection with the Loan.  Each and every account shall be deemed final, binding and conclusive upon the Borrowers in all respects, as to all matters reflected therein, unless any Borrower, within fifteen (15) days after the date the account was rendered to the Borrowers, delivers to Lender notice in a Record of any objections which such Borrower may have to any such account and in that event only those items expressly objected to in such notice shall be deemed to be disputed by such Borrower.  If any Borrower disputes the correctness of any statement, such Borrower's notice shall specify in detail the particulars of its basis for contending that such statement is incorrect.

7.           AFFIRMATIVE COVENANTS.  So long as any Borrower shall have any Obligations to Lender under this Agreement and unless Lender has first consented thereto in an Authenticated Record, each such Borrower shall:

7.1.         Business and Existence.  Preserve and maintain its separate existence and rights, privileges and franchises, except where the failure to so maintain and preserve would not reasonably be expected to have a Material Adverse Effect.

7.2.         Trade Names.  Transact business in its own name and invoice all of its Receivables in its own name unless it shall have provided thirty (30) days prior notice in writing to Lender of the use of a new or additional name; provided that each Borrower may transact business in the name of "LiveDeal", "Velocity", "Local Marketing Experts", and "Telco Billing".

7.3.           Transactions with Affiliates.  Except as set forth on Schedule 7.3, it shall not engage in transactions with any Affiliates except in the ordinary course of business or on an arms-length basis.

7.4.           Taxes.  Pay and discharge all taxes, assessments, government charges and levies imposed upon it, its income or its profits or upon any Collateral prior to the date on which penalties attach thereto, except where the same may be contested in good faith by appropriate proceedings, if necessary, being diligently conducted, or appropriate reserves therefore have been established.  Such Borrower will pay all costs to be paid on taxes, assessments or governmental charges levied, assessed, imposed or payable upon or with respect to the Collateral or any part thereof except where the same may be contested in good faith, by appropriate proceedings, if necessary, being diligently conducted or appropriate reserves therefore have been established.

7.5.           Compliance with Laws.  Comply with all Governmental Rules applicable to it including, without limitation, all laws and regulations regarding the collection, payment and deposit of employees' income, unemployment and social security taxes, except where the failure to comply would have, individually or in the aggregate, a Material Adverse Effect.

7.6.           Maintain Properties; Insurance.  Safeguard, preserve and protect all Collateral and keep all Collateral insured with insurance companies licensed to do business in the states where the Collateral is located against loss or damage, in such amounts and of such types usually carried on similar property by similar companies.  Such Borrower shall deliver complete, certified to be true copies of each insurance policy or policies or certificates of insurance to Lender containing endorsements in form satisfactory to Lender naming Lender as loss payee or additional insured, as appropriate, with reference to the foregoing hazard insurance insuring the Collateral and providing that the insurance shall not be canceled, amended or terminated except upon thirty (30) days' prior written notice to Lender.  Such Borrower shall promptly notify Lender of any event or occurrence causing a material loss or a material decline in the value of Collateral or the existence of an event justifying a material claim under any insurance and the estimated amount thereof.

7.7.           Business Records.  Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with sound bookkeeping practices reflecting all of its financial transactions.

7.8.           Litigation.  Give Lender prompt notice of any suit at law or in equity against it involving money or property, except where the uninsured portion of such claim would be less than $25,000.

7.9.           Damage or Destruction of Inventory.  Maintain or cause to be maintained in good condition (ordinary wear and tear and any casualty or condemnation excepted) and preserve the Inventory from material loss, damage or destruction of any nature whatsoever and provide Lender with prompt notice in a Record of any material destruction or material damage to any Inventory and of the occurrence of any condition or event which has caused, or may cause a material loss or depreciation in the value of the Inventory.

7.10.           Access to Books and Records.  Subject to Section 13.18, provide Lender with such reports and with access, upon reasonable advance notice and during its normal business hours, to its books and records and permit Lender to copy and inspect such reports and books and records all as Lender deems necessary or desirable to enable Lender to monitor the credit facilities extended hereby.  Upon reasonable advance notice, Lender may examine and inspect the Inventory, Equipment or other Collateral and may examine, inspect and copy all books and records with respect thereto at any time during its normal business hours.  Such Borrower shall maintain records respecting Inventory, including a perpetual inventory, and all other Collateral at all times that are full, accurate and complete in all material respects.  Borrowers shall be entitled to have an officer of any Borrower present during any such inspection.

7.11.         Solvent.  On a combined basis with all other Borrowers, continue to be Solvent.

7.12.         Compliance With Environmental Laws.  Comply with all applicable Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

7.13.         Compliance with ERISA and other Employment Laws.  Comply with all applicable provisions of ERISA and the Code, and any other applicable laws, rules or regulations relating to the compensation of employees and funding of employee pension plans, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

7.14.         Delivery of Documents.  Notify Lender if any proceeds of Receivables shall include, or any of the Receivables shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, and if required by Lender, in order to perfect its security interest in and to such Collateral or, after the occurrence and during the continuance of an Event of Default and in connection with the exercise of the rights and remedies of Lender pursuant to the Loan Documents or applicable law, to realize the full value of such Collateral, promptly deliver them to Lender appropriately endorsed.  Such Borrower waives protest regardless of the form of the endorsement.  If such Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on such Borrower's behalf.

7.15.         Leases.  Keep the leases set forth on Schedule 4.8 attached hereto in full force and effect (except as otherwise indicated on Schedule 4.8), including by way of extension of the term thereof, if necessary, and cure any default thereunder, except where the failure to keep such leases in full force and effect would not reasonably be expected to have a Material Adverse Effect.

7.16.         Account Control Agreements.  Within fifteen (15) days of the date of this Agreement, Borrowers shall cause the following financial institutions: Wells Fargo N.A., Citibank N.A. and Bank of Nevada, to each execute and deliver an account control agreement in favor of Lender with respect to each of Borrowers' deposit accounts identified in Schedule 4.22 to this Agreement, in form reasonably acceptable to Lender.

7.17.         Additional Assurances.  Make, execute and deliver to Lender such notes, deeds of trust, mortgages, security agreements, assignments, financing statements and other documents as Lender or its attorneys may reasonably request to evidence and secure the Obligations as contemplated by the Loan Documents.

8.           NEGATIVE COVENANTS.  So long as it shall have any Obligations to Lender under this Agreement and unless Lender has first consented thereto in an Authenticated Record, each such Borrower shall not:

8.1.           Indebtedness.  Create, incur, assume or suffer to exist, voluntarily or involuntarily, any Indebtedness, except (i) Obligations to Lender, (ii) trade debt incurred in the ordinary course of its business, (iii) purchase money financing and equipment leases for new equipment which do not exceed in the aggregate $25,000 in any Fiscal Year, (iv) any Indebtedness of any Borrower existing on the date hereof and set forth on Schedule 4.18 and any renewals or refinancings of such Indebtedness, (v) debt incurred by Borrowers to simultaneously prepay in full all Indebtedness to Lender as permitted under this Agreement,  and (vi) Indebtedness owing to a Person that is a Borrower.

8.2.           Mergers; Consolidations; Acquisitions.  Enter into any merger, consolidation, reorganization or recapitalization with any other Person, acquire all of the assets, or a material portion of the assets of any Person or acquire the stock of any Person, whether by merger, consolidation, purchase of stock or otherwise (each, an "Acquisition").

8.3.           Sale or Transfer.  Sell, transfer, lease, convey, any Collateral or grant any Person an option with respect thereto; provided, however, that the foregoing shall not prohibit (i) sales or leases of Inventory in the ordinary course of its business, (ii) sales of obsolete, worn out Collateral no longer used - or useful in the ordinary course of its business, (iii) the sale or disposition of cash equivalents in the ordinary course of business, (iv) dispositions of owned or leased vehicles in the ordinary course of business, (v) leases, subleases, licenses and sublicenses of real property in the ordinary course of business, (vi) exchanges or trade-ins of equipment or other assets in the ordinary course of business, (vii) sales or transfers from any Borrower to any other Borrower, and (viii) the license of intellectual property rights in the ordinary course of business.

8.4.           Defaults.  Permit the landlord of any premises leased by it or any Borrower, to declare a default under any lease with respect to such leased premises while its Inventory is stored at such leased premises, which default remains uncured after any stated cure period in such lease or for a period in excess of thirty (30) days from its occurrence, whichever is greater, unless such default is being contested by it in good faith (and by appropriate proceedings if such proceedings are required to make a good faith contest), and such good faith contest is being diligently conducted.

8.5.           Limitations on Liens.  Suffer any Lien encumber or grant any interest of any nature in, on any of its Collateral, except (each, a "Permitted Lien" and collectively, the "Permitted Liens") (i) purchase money Liens on new equipment securing not more than $25,000 in the aggregate in any Fiscal Year, (ii) Liens for taxes, assessments and other governmental charges not yet due and payable or which are being contested in good faith and for which adequate reserves have been established, (iii) Liens of lessors, landlords, carriers, vendors, warehousemen, mechanics, laborers, repairmen, materialmen and the like incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith and which, individually or in the aggregate, are not material, (iv) Liens incurred or deposits made in the ordinary course of business (1) in connection with workers' compensation, unemployment insurance and other types of social security or (2) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and similar obligations, in each case to the extent not incurred or made in connection with the borrowing of money, which, individually or in the aggregate, are not material, (v) any attachment or judgment Lien that does not result in an Event of Default under Section 12, (vi) as to real property owned by it, leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges and encumbrances granted, entered into or created in the ordinary course of business and which do not, individually or in the aggregate, present a reasonable likelihood of a Material Adverse Effect, (vii) Liens in favor of Lender, (viii) Liens consisting of rights of set-off of a customary nature or bankers' liens on amounts on deposit, whether arising by contract or law, incurred in the ordinary course of business with respect to those depository accounts listed on Schedule 4.22, (ix) continuations of Liens that are permitted under subsections (i)-(ix) hereof.

8.6.           Distributions.  Make or declare any dividend or distribution in respect of any Capital Interests of Borrowers, or take any action which would have an effect equivalent to the foregoing, except a periodic dividends to LiveDeal, to the extent LiveDeal is the holder of the Capital Interests of the other Borrowers, limited in any particular year to the federal and state income tax liability of any direct or indirect holder of the Capital Interests of the Borrowers in respect of the taxable income of Borrowers, in the aggregate on a combined basis.

8.7.           Fiscal Year.  Change its Fiscal Year, except on not less than thirty (30) days' prior written notice to Lender.

8.8.           Removal of Collateral.  Remove, or cause or permit to be removed, any of the Collateral from the premises where such Collateral is currently located (and in the case of Receivables, Inventory and Equipment, from the premises set forth on Schedules 4.14, 4.15 and 4.16 of this Agreement, respectively), except on not less than thirty (30) days' prior written notice to Lender, except as set forth on Schedule 8.9 for sales of Inventory in the ordinary course of business, sales of obsolete, worn out Collateral no longer used in the ordinary course of business, and sales of Collateral permissible under Section 8.3 hereof.

8.9.           Transfer of Notes or Accounts.  Sell, assign, transfer, discount or otherwise dispose of any Receivables or any promissory note or other instrument payable to it with or without recourse except in the ordinary course of business.

8.10.         Change of Business.  Cause or permit a material change in the nature of its business as conducted on the date of this Agreement.

8.11.         Change of Control.  Cause or permit a Change of Control.

8.12.         Change of Accounting Practices.  Change its present accounting principles or practices in any material respect, except upon notice to Lender in a Record or as may be required or permitted by changes in GAAP.

8.13.         Inconsistent Agreement.  Enter into any agreement containing any provision which would be violated by the performance of its Obligations or other obligations under this Agreement or any other Loan Document if the result thereof would, individually or in the aggregate, have a Material Adverse Effect.

8.14.         Loans or Advances.  Make any loans or advances to any Person, other than (i) loans and advances to employees incurred in the ordinary course of business not in excess of $5,000 in the aggregate at any one time outstanding and (ii) extensions of trade credit or similar advances to third parties in the ordinary course of business.

8.15.         Investments.  Make any investment in any Person including, without limitation, in any Affiliates or form any Affiliates not existing on the date hereof, except (i) as permitted by this Agreement and (ii) investments in cash and cash equivalents, and, to the extent not included in the foregoing, the following: (1) direct obligations of the United States or any agency thereof; (2) commercial paper of a domestic issuer rated highest by one of the major rating agencies; and (3) stock, obligations and securities received in the settlement of debts created in the ordinary course of business not in excess of $25,000 in the aggregate at any one time outstanding.

8.16.         Bank and Securities Accounts; Deposits.  Establish any new deposit, checking, securities or other similar account (including Deposit Accounts and Securities Accounts), maintain any account other than those accounts specified on Schedule 4.22 to this Agreement, deposit Proceeds from the sale of Collateral in any account other than a Deposit Account specified on Schedule 4.22, permit the cash balance of the accounts set forth on Schedule 5.22 to exceed the corresponding balance limit indicated on Schedule 4.22 or permit anything other than the proceeds from lottery sales to be deposited in the account identified as Item 1 on Schedule 4.22.

9.           CONDITIONS PRECEDENT.  The obligation of Lender to make the Loan to the Borrowers is subject to satisfaction of the following conditions precedent:

(i)           Each of the representations and warranties set forth in Article 4 of this Agreement and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date.

(ii)          All necessary regulatory approvals or consents for the transactions contemplated hereby shall have been obtained and evidence thereof provided to Lender, any applicable waiting periods shall have expired and such approvals and consents shall remain in full force and effect.

(iii)         No Material Adverse Effect shall have occurred since December 31, 2010, and no Event of Default shall exist hereunder as of such date.

(iv)         Lender shall have received such other documents and materials as it may have reasonably requested.

(v)         This Agreement and the Note shall have been duly executed and delivered by the Borrowers to the Lender.

(vi)         The General Security Agreement, UCC-1 financing statements and fixture filings shall have been duly executed and delivered by the Borrowers, to the Lender.  Said General Security Agreement, UCC-1 financing statements and fixture filings shall secure the Obligations and create first priority Liens on the Property and fixtures to the real property.

(vii)        Borrowers' budget, capital projects and expenditures projection for Fiscal Year 2011 in form and content reasonably acceptable to Lender shall have been delivered to Lender.

(viii)       [Intentionally omitted.]

(ix)          LiveDeal and DatabaseLLC shall have executed and delivered that certain Customer List Agreement dated the date hereof.

(x)           [Intentionally omitted.]

(xi)          Certificates, dated the date hereof, of an authorized representative of each Borrower shall have been delivered to Lender which (1) attach a true and complete copy of each such Borrowers' certificate of incorporation, certificate of organization, bylaws, operating agreement, or other organizational documents, (2) attach a true and complete copy of the resolutions or consents of each such Borrower (in form and substance satisfactory to Lender) and of all documents evidencing all necessary limited liability company action taken by it to authorize this Agreement, the Loan Documents to which it is a party and the transactions contemplated thereby, (3) set forth the incumbency of each such Borrower's authorized representatives who may sign this Agreement and the Loan Documents, including therein a signature specimen of such authorized representative and (4) attach a certificate of good standing for each such Borrower.

(xii)         A legal opinion, substantially in the form attached hereto as Exhibit C and dated the date hereof, shall have been duly executed and delivered by Borrowers' counsel to the Lender.

(xiii)        The Borrowers shall have paid to Lender the Origination Fee and the costs, expenses and fees described in Section 13.7 of this Agreement.

(xiv)        Such other certificates, approvals, opinions and documents as the Lender or the title company may reasonably require shall have been delivered to Lender.

All of the documents referred to above and all other documents to be delivered by the Borrowers to the Lender pursuant to this Agreement are collectively referred to as the "Loan Documents."

10.         TERM.  Unless sooner terminated by Lender pursuant to the terms of this Agreement, the period during which Loan shall be available shall be the period commencing on the date hereof and concluding on the Termination Date.

11.         EVENTS OF DEFAULT.

11.1.      Defaults.  Upon the happening of any of the following events (individually an "Event of Default," collectively "Events of Default"):

(i)           if the Borrowers shall fail to make any payment when due on any Obligation under this Agreement or any other Loan Document and such failure shall continue for a period of five (5) Banking Days; or

(ii)          if the Borrowers shall fail to maintain the insurance required by Section 7.6 or Section 7.16 of this Agreement; or

(iii)         if any Borrower shall fail to comply with any term, condition or covenant contained in this Agreement, other than the failure to maintain insurance in compliance with Section 7.6 of this Agreement, contained in this Agreement and such failure continues for a period in excess of fifteen (15) days after notice thereof is given by Lender to such Borrower; or

(iv)         if any Borrower shall fail to comply with any term, condition or covenant contained in any Loan Document or other agreement between Lender and any Borrower and such failure continues for any applicable grace and/or notice period; or

(v)          if Borrowers, on a combined basis, shall cease to be Solvent, make an assignment for the benefit of its creditors, call a meeting of its creditors to obtain any general financial accommodation, suspend business or if any case under any provision of the Bankruptcy Code, including provisions for reorganizations, shall be commenced by or against any Borrower (and if commenced against any Borrower, such case shall not have been discharged or dismissed within forty-five (45) days of its commencement) or if a receiver, trustee or equivalent officer shall be appointed for all or any of the properties of any Borrower; or

(vi)         if any statement, representation or warranty contained in any Loan Document or made by any Borrower in connection with this Agreement or any Loan shall be false or misleading in any material respect when made; or

(vii)        if any federal or state tax Lien in excess of $5,000 is filed of record against any Borrower and is not bonded or discharged within sixty (60) days of filing, unless such Lien is being contested in good faith and, if necessary, by appropriate proceedings diligently conducted, or appropriate reserves therefore have been established and which, individually or in the aggregate, are not material; or

(viii)       if a judgment shall be entered against any Borrower in any action or proceeding and shall not be stayed, vacated, bonded, appealed (with a bond posted), paid or discharged within thirty (30) days of entry, except a judgment where the uninsured portion of the claim together with the uninsured portion of all judgments which have not been stayed, vacated, bonded, paid or discharged within thirty (30) days of entry against all Borrowers is less than $25,000 in the aggregate and the insurance companies have not disputed liability for the insured portion of such judgments in writing; or

(ix)          if any obligation of any Borrower in respect of any Indebtedness in excess of $25,000 in the aggregate (other than Indebtedness to Lender) shall be entitled to be declared, or shall become, due and payable prior to its stated maturity and shall not have been paid within the applicable time period; or

(x)           upon the occurrence of a Change of Control.

Then, and in any such event, Lender may terminate this Agreement without prior notice or demand to any Borrower or may demand payment in full of all Obligations (whether otherwise then payable on demand or not) without terminating this Agreement and shall, in any event, be under no further responsibility to extend any credit or afford any financial accommodation to any Borrower, whether under this Agreement or otherwise.

11.2.      Obligations Immediately Due.  Upon the Termination Date, all of the Borrowers' Obligations to Lender including, but not limited to, the Loan shall immediately become due and payable without further notice or demand.

11.3.      Continuation of Security.  Notwithstanding any termination, until all Obligations of the Borrowers shall have been fully paid and satisfied, Lender shall retain all security in and title to all Collateral held by Lender under the Loan Documents.

12.         REMEDIES OF LENDER.  Upon the occurrence of any Event of Default or upon any termination of this Agreement, Lender shall have, in addition to all of its other rights under this Agreement, all of the rights and remedies provided in the Loan Documents.

13.         GENERAL PROVISIONS.

13.1.       Rights Cumulative.  Lender's rights and remedies under this Agreement shall be cumulative and non-exclusive of any other rights or remedies which Lender may have under any other agreement or instrument, by operation of law or otherwise.

13.2.       Successors and Assigns.  This Agreement is entered into for the benefit of the parties hereto and their successors and assigns.  It shall be binding upon and shall inure to the benefit of the parties, their successors and assigns.  Lender shall have the right, without the necessity of any further consent or authorization by any Borrower, to sell, assign, securitize or grant participation in all, or a portion of, Lender's interest in the Loan, to other financial institutions of the Lender's choice and on such terms as are acceptable to Lender in its sole discretion.

13.3.       Notice.  Wherever this Agreement provides for notice to any party (except as expressly provided to the contrary), it shall be given by messenger, facsimile, certified U.S. mail with return receipt requested or nationally recognized overnight courier with receipt requested, and be effective when either received or receipt rejected by the party to whom addressed, and shall be addressed as follows, or to such other address as the party affected may hereafter designate:

If to Lender:                       Everest Group LLC
11144 Mockingbird Drive
Omaha, Nebraska 68137
Attn:  Vinod Gupta
Tel:  (402) 596-1000
Fax:  (402) 505-7592
Email:  vinodgupta1946@gmail.com

With a copy to:                   Fraser Stryker PC LLO
500 Energy Plaza
409 South 17th Street
Omaha, Nebraska  68102
Attn:  Paul J. Halbur
Tel:   (402) 341-6000
Fax:  (402) 341-8290
Email:  phalbur@fraserstryker.com

If to Borrowers:                 LiveDeal, Inc.
2490 East Sunset Road, Suite 100
Las Vegas, NV 89120
Attn: Kevin Hall
Tel:  (702) 589-5319
Fax:  (702) 939-0247
Email: khall@livedeal.com

With a copy to:                  Snell & Wilmer LLP
One Arizona Center
Phoenix, AZ 85004-2202
Attn: Dan Mahoney, Esq.
Tel:  602-382-6206
Fax: 602-382-6070
E-mail: dmahoney@swlaw.com

13.4.       Strict Performance.  The failure, at any time or times hereafter, to require strict performance by any Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of any Default or Event of Default by the Borrowers under this Agreement or any other Loan Document shall not suspend, waive or affect any other Default or Event of Default by any Borrower under this Agreement or any other Loan Document, whether the same is prior or subsequent thereto and whether of the same or a different type.

13.5.       Waiver.  Each Borrower waives presentment, protest, notice of dishonor and notice of protest upon any instrument on which it may be liable to Lender as maker, endorser, guarantor or otherwise.

13.6.       Construction of Agreement.  The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties, and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against either party.  Any controversy over the construction of this Agreement shall be decided mutually without regard to events of authorship or negotiation.

13.7.     Expenses.  Upon the making of the Loan under this Agreement, Borrower will pay Lender  a maximum of $20,000 in respect of legal counsel fees and all other out-of-pocket expenses in connection with the negotiation and execution of this Agreement and the Loan documents.  If, at any time or times subsequent to the date hereof, regardless of whether or not an Event of Default then exists or any of the transactions contemplated under this Agreement are concluded, Lender engages outside (non-employee) counsel for advice or other representation, or incurs reasonable, out-of-pocket, documented legal expenses, or reasonable, out-of-pocket, documented consulting fees and expenses, or other reasonable costs or out-of-pocket expenses in connection with: (i) the negotiation and preparation of this Agreement or any other Loan Document, or any amendment of or modification of this Agreement or any other Loan Document; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) periodic audits and appraisals performed by Lender (limited to two per Fiscal Year); (iv) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Borrower or any other Person) in any way relating to the Collateral, this Agreement or any other Loan Document or any Borrower's affairs; (v) the perfection of any Lien on the Collateral; (vi) any attempt to enforce any rights or remedies of Lender against any Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any other Loan Document including, without limitation, an account debtor; or (vii) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then, in any such event, the reasonable out-of-pocket, documented attorneys' fees and expenses arising from such services and all reasonable out-of-pocket, documented expenses, costs, charges and other fees of such counsel of Lender or relating to any of the events or actions described in this Section 13.7 shall be payable by the Borrowers to Lender within ten (10) Banking Days of demand thereof, and to the extent not paid shall be additional Obligations under this Agreement secured by the Collateral.   Lender, on or prior to the date hereof, and each of its assignees, on or prior to the date of such assignment (and from time to time thereafter upon the request of any Borrower), shall deliver to the Borrowers two duly completed copies of (x) Internal Revenue Service Form W-9, (y)  Internal Revenue Service Form W-8BEN or (z) Internal Revenue Service Form W-8ECI, as applicable, or in each case an applicable successor form; (a "Tax Certificate").  If Lender or its assignees has timely delivered a Tax Certificate, if any taxes (excluding taxes imposed upon or measured by the net income of Lender, but including any intangibles tax, stamp tax or recording tax) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any other Loan Document, or the creation of any of the Obligations under this Agreement, by reason of any existing or hereafter enacted federal or state statute, the Borrowers will pay (or will promptly reimburse Lender for the payment of) all such taxes including, but not limited to, any interest and penalties thereon attributable to Borrowers' actions or failure to act in connection therewith, and will indemnify, defend and hold Lender harmless from and against any liability arising from any of the foregoing.  The Borrowers shall also reimburse Lender for all other reasonable expenses incurred by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents.

13.8.     Reimbursements.  With respect to any amount advanced by Lender and required to be reimbursed by the Borrowers pursuant to the provisions of Section 13.7 of this Agreement, it is hereby agreed that Lender may charge any such amount to any Borrower's account referred to in Section 2.3 of this Agreement on the dates such reimbursement is made.  The Borrowers' obligations under Section 13.7 of this Agreement shall survive termination of the other provisions of this Agreement.

13.9.     Waiver of Right to Jury Trial.

(i)           The Borrowers and Lender recognize that in matters related to the Loan and this Agreement, and as it may be subsequently modified and/or amended, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge).  By execution of this Agreement, Lender and the Borrowers will give up their respective right to a trial by jury.  The Borrowers and Lender each hereby expressly acknowledge that this waiver is entered into to avoid delays, minimize trial expenses and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in connection with the Note and this Agreement.

(ii)           WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, THE BORROWERS AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THE BORROWERS OR LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN, THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

(iii)         CERTIFICATIONS.  EACH BORROWER HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF LENDER NOR LENDER'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  EACH BORROWER ACKNOWLEDGES THAT LENDER HAS BEEN INDUCED TO ENTER INTO THE TRANSACTION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

13.10.   Indemnification by Borrowers/Waiver of Claims.  Each Borrower hereby covenants and agrees to indemnify, defend (with counsel selected by Lender) and hold harmless Lender and its officers, partners, employees, consultants and agents from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, the actual fees and expenses of counsel) which may be incurred by or asserted against Lender or any such other Person in connection with:

(i)           any investigation, action or proceeding arising out of or relating to this Agreement, the Loan, any of the other Loan Documents, any other agreement relating to any of the Obligations, any of the Collateral or any act or omission relating to any of the foregoing, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.10(i); or

(ii)          any taxes, liabilities, claims or damages relating to the Collateral or Lender's Liens thereon; or

(iii)         any broker's commission, finder's fee or similar charge or fee other than those incurred by Lender or its Affiliates in connection with the Loan and the transactions contemplated in this Agreement.

13.11.   Savings Clause for Indemnification.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in Section 13.10 of this Agreement may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all matters referred to under Section 13.10 of this Agreement.

13.12.   Waiver.  To the extent permitted by applicable law, no claim may be made by any Borrower or any other Person against Lender or any of its affiliates, partners, officers, employees, agents, attorneys or consultants for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract, tort or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or the other Loan Documents or any act, omission or event occurring in connection therewith; and each Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  Neither Lender nor any of its affiliates, partners, officers, employees, agents, attorneys or consultants shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the transactions contemplated hereby, except for its or their own gross negligence or willful misconduct.

13.13.    Entire Agreement; Amendments; Lender's Consent.  This Agreement (including the exhibits and schedules hereto) and the other Loan Documents supersede, with respect to their subject matter, all prior and contemporaneous agreements, understandings, inducements or conditions between the respective parties, whether express or implied, oral or written.  No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a Record Authenticated by Lender and such Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.14.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

13.15.    Severability of Provisions.  Any provision of this Agreement or any of the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the other Loan Documents or affecting the validity or enforceability of such provision in any other jurisdiction.

13.16.    Headings.  The headings preceding the text of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement or affect its meaning, construction or effect.

13.17.    Exhibits and Schedules.  All of the exhibits and schedules to this Agreement are hereby incorporated by reference herein and made a part hereof.

13.18.    Confidentiality.  Lender agrees that it will not disclose without the prior consent of the Borrowers (other than on a need-to-know basis to its employees, its subsidiaries, an Affiliate of a Lender or to its auditors or counsel) any information with respect to any Borrower which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Lender from any third party under no duty of confidentiality to  any Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over Lender, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation (provided that Lender shall use reasonable efforts to provide Borrower notice of such disclosure) and (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to  Lender.

14.       GOVERNING LAW; CONSENT TO JURISDICTION.

(A)           IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEVADA SHALL GOVERN THE VALIDITY AND THE ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE INDEBTEDNESS OR OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, LENDER AND EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, ANY BORROWER OR OTHER PARTY TO THIS TRANSACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN THE SOLE OPTION OF LENDER IN ANY FEDERAL OR STATE COURT LOCATED IN NEBRASKA, AND LENDER AND EACH BORROWER WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND LENDER AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  THE BORROWERS SHALL DESIGNATE FROM TIME TO TIME AN AUTHORIZED AGENT HAVING AN OFFICE IN THE STATE OF NEBRASKA TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING AND AGREE THAT SERVICE OF PROCESS UPON SUCH AGENT AT SUCH ADDRESS AND WRITTEN NOTICE OF SUCH SERVICE ON ANY BORROWER MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEBRASKA.  EACH BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE OF ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEBRASKA (WHICH OFFICE SHALL BE DESIGNATED AS THE ADDRESS FOR SERVICE OF PROCESS) AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEBRASKA OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.  EACH BORROWER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS CONSENT TO JURISDICTION PROVISION WITH ITS LEGAL COUNSEL, AND HAS MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY.

[signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed by their representatives thereunto duly authorized on the day and year first above written.

EVEREST GROUP LLC		LIVEDEAL, INC., a Nevada corporation formerly
known as YP Corp.
By:	/s/ Vinod Gupta
Name: Vinod Gupta		By:	/s/ Kevin A. Hall
Title: Manager		Name: Kevin A. Hall
Title: President and Chief Executive Officer

LOCAL MARKETING EXPERTS, INC.		VELOCITY MARKETING CONCEPTS, INC.

By:	/s/ Kevin A. Hall	By:	/s/ Kevin A. Hall
Name: Kevin A. Hall		Name: Kevin A. Hall
Title: President		Title: President

247 MARKETING, LLC		TELCO BILLING, INC

By:	/s/ Kevin A. Hall	By:	/s/ Kevin A. Hall
Name: Kevin A. Hall		Name: Kevin A. Hall
Title: President		Title: President

TELCO OF CANADA, INC.		LIVEDEAL, INC., a California corporation

By:	/s/ Kevin A. Hall	By:	/s/ Kevin A. Hall
Name: Kevin A. Hall		Name: Kevin A. Hall
Title: President		Title: President